[GTC TELECOM CORP. LETTERHEAD]




                                                    September 22, 1999


Dear Chris:


This letter confirms our understanding that you are to be issued
15,000 shares of GTC Telecom common stock with registration rights. These shares are issued to you, in lieu of cash, for services provided per our agreement dated September 9, 1999.

Please sign this letter confirming your understanding of the agreement.

Sincerely,




Eric Clemons
/s/ Eric Clemons                            /s/ Chris Zomaya
COO                                         Chris Zomaya
GTC Telecom